EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-120679 of Wright Express Corporation on Form S-1 of our report dated November 22, 2004 (December 31, 2004 as to Note 18) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statements of Financial Accounting Standards Nos. 123 in 2003 and 142 in 2002 and related party transactions), relating to the combined financial statements of Wright Express LLC and its wholly owned subsidiaries and Wright Express Solutions and Technologies, LLC (collectively the “Company” or “Wright Express”), wholly owned subsidiaries of PHH Corporation, which is a wholly owned subsidiary of Cendant Corporation, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings “Selected historical combined financial data” and “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

December 31, 2004